Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Bridger Aerospace Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration of Fee

Newly Registered Securities

Fees to be paid	Equity	Common Stock	457(c)	120,277,192(2)	$14.66(3)	$1,763,263,634.72	.00011020	$194,311.65

Fees to be paid	Equity	Warrants to purchase common stock	457(g)	9,400,000(4)	—	—	—	—(5)

Fees to be paid	Equity	Common stock issuable upon exercise of warrants	457(g)	26,650,000(6)	$14.66(3)	$390,689,000.000	.00011020	$43,053.93

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$237,365.58

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$237,365.58

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Consisting of (i) 102,322,388 Legacy Bridger Consideration Shares, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock; (ii) 5,951,615 D&O RSUs Shares; (iii) 2,488,189 Founder Shares; (iv) 115,000 Note Shares; and (v) 9,400,000 PPW Shares.

(3)

Pursuant to Rules 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $14.66 (the average of the high and low prices of our Common Stock as reported on Nasdaq on January 27, 2023).

(4)

Represents 9,400,000 Private Placement Warrants issued, all of which warrants were assumed by the Company in connection with the Transactions and converted into warrants to acquire the same number of shares of our Common Stock at the same price and on the same terms set forth in the Warrant Agreement.

(5)

Pursuant to Rule 457(g) promulgated under the Securities Act, the entire registration fee for the Private Placement Warrants is allocated to the shares of Common Stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(6)

Consisting of (i) 17,250,000 Public Warrants issued and (ii) 9,400,000 Private Placement Warrants issued, all of which warrants were assumed by the Company in connection with the Transactions and converted into warrants to acquire the same number of shares of our Common Stock at the same price and on the same terms set forth in the Existing Warrant Agreement.